Exhibit 99.1

Proteostasis Therapeutics Reports Third Quarter 2017 Results and Provides CF Portfolio Update

Preliminary Data from PTI-428 + Orkambi 28 Day Clinical Study on Track for Q4 2017

Initial Data from PTI-801 + Orkambi 14 Day Clinical Trial Anticipated in Q4 2017

Initial Data from PTI-808 SAD and MAD HV 7 day Study Anticipated in Q4 2017

Initial Data from PTI-808 + PTI-801 + PTI-428 coadministration HV 7 day Study Anticipated in Q4 2017

Dual Combination CF Clinical Study of PTI-801 + PTI-808 Expected to Initiate in Q4 2017

Preliminary Data from PTI-428 + Kalydeco 14 Day Clinical Study Anticipated in Q1 2018

Triple Combination CF Study of PTI-428 + PTI-801 + PTI-808 Planned to Initiate in 1H 2018

CAMBRIDGE, Mass. – November 14, 2017 – Proteostasis Therapeutics, Inc. (NASDAQ: PTI), a clinical stage biopharmaceutical company developing small molecule therapeutics to treat cystic fibrosis (CF) and other diseases caused by dysfunctional protein processing, today announced third quarter 2017 results and provided an update on the Company’s product candidates.

“Next generation CF therapies based on combined use of CFTR modulators are fundamental to raising the bar of disease targeting treatment. The team at Proteostasis has worked determinedly to deliver three truly novel, differentiated CFTR modulators to the clinic, generating data on safety, tolerability, and PK of their combined use,” said Meenu Chhabra, President and CEO of Proteostasis Therapeutics. “Our portfolio of CFTR modulators includes PTI-801, a new generation corrector, PTI-428, a novel class of CFTR modulator termed amplifier, and PTI-808, a novel potentiator. Our CFTR modulators have shown synergy in vitro with other known and investigational CFTR modulators, creating a multiplicity of possible development pathways, including add-on therapies to marketed CFTR modulators and proprietary double and triple combinations. Notably, in vitro data in patient cells showed that the combination of PTI-801 and PTI-808 restored CFTR protein activity to levels beyond those observed in cells from healthy carriers. Given the potential therapeutic benefit of multiple combination options and our commitment to next generation modulators, our combination development plan includes a PTI-801 and PTI-808 doublet and a PTI-808, PTI-801, and PTI-428 triplet. This effort enables us to both diversify our combination strategy and understand the value potential of each component within our portfolio. We look forward to initiating the dual combination study in CF patients in the fourth quarter of 2017, and a triple combination study in first half of 2018.”

PTI-428—Cystic Fibrosis Transmembrane Conductance Regulator (CFTR) Amplifier

Proteostasis is conducting a 28-day Phase 2 clinical trial for PTI-428, its CFTR amplifier, which is dosing CF patients who receive PTI-428 or placebo for 28 days in addition to Orkambi® as their background therapy. The Company has completed enrollment and expects preliminary data from this cohort in the fourth quarter of 2017. The Company is also conducting a 14 day study of patients on Kalydeco® to receive PTI-428 or placebo for 14 days. The study has commenced dosing and Proteostasis currently intends to report preliminary data in the first quarter of 2018.

PTI-801—New Generation CFTR Corrector; PTI-808 – Novel CFTR Potentiator

PTI-801 is a new generation CFTR corrector that was internally discovered in a high-throughput screen based on its demonstrated in vitro enhancement of CFTR function and synergy with CFTR amplifiers. The Company is conducting a 14-day Phase 1 study of PTI-801 and is currently enrolling and dosing CF patients on

Orkambi® background therapy. Proteostasis expects to report initial data from this study in the fourth quarter of 2017.

Proteostasis is also conducting a Phase 1 study of PTI-808, its CFTR potentiator. Proteostasis expects to report initial safety, tolerability and PK data in healthy volunteers in the fourth quarter of 2017.

PTI Combination studies in Healthy Volunteer and CF Patients

Proteostasis is now enrolling healthy volunteers in safety, tolerability and PK studies in dual and triple combinations of its proprietary CFTR modulators, with preliminary data expected in the fourth quarter of 2017. The first combination study in CF patients will investigate the coadministration of PTI-801 and PTI-808 and is planned to start in the fourth quarter of 2017, to be followed by the initiation of a triple combination study of PTI-808, PTI-801, and PTI-428 in the first half of 2018.

Third Quarter 2017 Financial Results

Three Months Ended September 30, 2017

Revenue was $1.6 million for the three months ended September 30, 2017, compared to $1.7 million for the three months ended September 30, 2016. The decrease of $0.1 million is the result of a reduction of $0.7 million of revenue recognized under the Company’s collaboration with Biogen, which terminated in the fourth quarter of 2016. This decrease was partially offset by an increase of $0.6 million of revenue recognized under the Company’s agreement with Astellas in the three months ended September 30, 2017, which is primarily a result of payments under the agreement being recognized as revenue over the research term, with a cumulative catch-up for the elapsed portion of the research term.

Research and development expenses were $12.9 million for the three months ended September 30, 2017, compared to $9.2 million for the three months ended September 30, 2016. The increase of $3.7 million was primarily due to an increase of $1.4 million in activities supporting our CF program as we continue to advance our candidates in the clinic. During the three months ended September 30, 2017, costs incurred on PTI-801 and PTI-808 accounted for a combined increase of $5.4 million, or $2.7 million each, largely related to increased manufacturing, preclinical and clinical trial expenses as we transition to Phase 1 clinical trials. The increase was partially offset by a $3.3 million decrease in spending on PTI-428 as compared to the same period last year. Additionally, there was an increase of $1.2 million in personnel-related costs during the three months ended September 30, 2017, as compared to September 30, 2016, including $0.3 million in employee stock-based compensation expense, primarily driven by an overall increase in headcount to support the development of our CF product pipeline.

General and administrative expenses were $2.7 million for the three months ended September 30, 2017, compared to $3.3 million for the three months ended September 30, 2016. The decrease of $0.6 million in general and administrative expenses was primarily due to a decrease of $0.4 million in professional fees and a $0.4 million decrease in facility costs, partially offset by an increase of $0.3 million in personnel-related costs, including $0.2 million of employee stock-based compensation.

Net loss was $14.0 million for the three months ended September 30, 2017, compared to $10.8 million for the three months ended September 30, 2016.

Nine Months Ended September 30, 2017

Revenue was $3.7 million for the nine months ended September 30, 2017, compared to $4.3 million for the three months ended September 30, 2016. The decrease of $0.6 million is the result of a reduction of $2.1 million of revenue recognized under the Biogen collaboration that terminated in the fourth quarter of 2016. This decrease was partially offset by an increase of $1.5 million of revenue recognized under the Astellas agreement. Payments under the agreement are recognized as revenue over the research term, with a cumulative catch-up for the elapsed research term being recognized at the time any such payments are earned.

Research and development expenses were $41.4 million for the nine months ended September 30, 2017, compared to $23.5 million for the nine months ended September 30, 2016. The increase of $17.9 million was primarily due to an increase of $10.9 million in activities supporting our CF program, primarily related to the continued advancement of our Phase 1 clinical trials for PTI-801 and PTI-808 which accounted for a combined $11.8 million increase due to manufacturing, preclinical and clinical trial expenses as we prepared and advanced these candidates into their Phase 1 clinical trials during the nine months ended September 30, 2017. Costs incurred on PTI-428 decreased by $1.9 million during the nine months ended September 30, 2017. Additionally, there was an increase of $4.1 million in personnel-related costs, including $0.7 million in employee stock-based compensation expense, primarily driven by an overall increase in headcount to support the development of our CF product pipeline.

General and administrative expenses were $8.8 million for the nine months ended September 30, 2017, compared to $8.7 million for the nine months ended September 30, 2016.

Net loss was $46.0 million for the nine months ended September 30, 2017, compared to $27.8 million for the nine months ended September 30, 2016. Cash, cash equivalents, and short-term investments were $43.2 million as of September 30, 2017. Based on the Company’s current operating plan, the Company expects its cash, cash equivalents, and short-term investments will be sufficient to fund its operating expenses and capital expenditures requirements through the second quarter of 2018.

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a clinical stage biopharmaceutical company developing small molecule therapeutics to treat cystic fibrosis (CF) and other diseases caused by dysfunctional protein processing. Headquartered in Cambridge, MA, the Proteostasis Therapeutics team focuses on identifying therapies that restore protein function. In addition to its multiple programs in cystic fibrosis, Proteostasis Therapeutics has formed a collaboration with Astellas Pharma, Inc. to research and identify therapies targeting the Unfolded Protein Response (UPR) pathway. For more information, visit www.proteostasis.com.

Safe Harbor

To the extent that statements in this release are not historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “aim,” “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements made in this release include, without limitation, statements regarding the expected timing of the initiation of, patient enrollment in, data from, and the completion of, our clinical studies and cohorts for PTI-428, PTI-801, PTI-808 and our dual and triple combination therapy candidates, and the expected timeline for our existing cash. Forward-looking statements made in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we, therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved. Such risks and uncertainties include, without limitation, the possibility final or future results from our drug candidate trials (including, without limitation, longer duration studies) do not achieve positive results or are materially and negatively different from or not indicative of the preliminary results reported by the Company (noting that these results are based on a small number of patients and small data set), uncertainties inherent in the execution and completion of clinical trials (including, without limitation, the possibility FDA requires us to run cohorts sequentially or conduct additional cohorts or pre-clinical or clinical studies), in the enrollment of CF patients in our clinical trials, in the timing of availability of trial data, in the results of the clinical trials, in possible adverse events from our trials, in the actions of regulatory agencies, in endorsement, if any, by therapeutic development arms of CF patient advocacy groups, and those set forth in our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Reports on Form 10-Q and our other SEC filings. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investors and Media:

David Pitts

Argot Partners

212.600.1902

david@argotpartners.com

PROTEOSTASIS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$18,192	$18,613
Short-term investments	25,034	66,897
Restricted cash	294	—
Accounts receivable	1,079	668
Prepaids and other current assets	1,838	4,059

Total current assets	46,437	90,237
Property and equipment, net	12,582	541
Other assets	41	68
Restricted cash, net of current portion	1,656	294

Total assets	$60,716	$91,140

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,535	$2,021
Accrued expenses	5,855	4,328
Deferred revenue	1,754	2,204
Deferred rent	139	201
Other liabilities	756	—

Total current liabilities	11,039	8,754
Deferred revenue, net of current portion	—	752
Deferred rent, net of current portion	—	87
Derivative liability	3	91
Other liabilities, net of current portion	11,355	—

Total liabilities	22,397	9,684
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized as of September 30, 2017 and December 31, 2016, respectively; no shares issued and outstanding as of September 30, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value; 125,000,000 shares authorized as of September 30, 2017 and December 31, 2016, respectively; 25,112,724 and 25,000,734 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	26	26
Additional paid-in capital	241,758	238,902
Accumulated other comprehensive loss	(7)	(22)
Accumulated deficit	(203,458)	(157,450)

Total stockholders’ equity	38,319	81,456

Total liabilities and stockholders’ equity	$60,716	$91,140

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$1,551	$1,715	$3,719	$4,324

Operating expenses:
Research and development	12,894	9,218	41,372	23,498
General and administrative	2,741	3,266	8,813	8,682

Total operating expenses	15,635	12,484	50,185	32,180

Loss from operations	(14,084)	(10,769)	(46,466)	(27,856)
Interest income	155	36	515	56
Other expense, net	(25)	(38)	(57)	(15)

Net loss	(13,954)	(10,771)	(46,008)	(27,815)
Accruing dividends on preferred stock	—	—	—	(1,378)

Net loss attributable to common stockholders	$(13,954)	$(10,771)	$(46,008)	$(29,193)

Net loss per share attributable to common stockholders—basic and diluted	$(0.56)	$(0.54)	$(1.84)	$(1.75)

Weighted average common shares outstanding—basic and diluted	25,093,344	20,073,685	25,051,536	16,672,368